UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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VARONIS SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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May 15, 2023

RE:	Varonis Systems, Inc. (“Varonis” or the “Company”) 2023 Annual Meeting of Shareholders – June 5, 2023 Proposal 2 – Advisory Vote on Executive Compensation

Dear Fellow Shareholders:

We are writing to ask you to vote in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed on April 21, 2023 and is available at https://ir.varonis.com/financials/annual-reports/default.aspx and on the SEC website. Specifically, with this supplemental filing, we are asking that you vote “FOR” Item 2 – Non-Binding Vote to Approve the Compensation of our Named Executive Officers (referred to as the “Say-on-Pay Proposal”).

Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, noted in its report that it recommended a vote against the Company’s Say-on-Pay Proposal solely due to the employment agreement that the Company entered into with Mr. Dov Gottlieb, the Company’s General Counsel, on March 12, 2021 (the “Agreement”).  In the words of the report: “Support for this proposal is not warranted given that the company recently entered into a new NEO agreement that provides for multi-year guaranteed time-based equity awards.”

The Company entered into the Agreement in connection with Mr. Gottlieb relinquishing his equity partnership interest in a leading global law firm to join the Company.  The equity awards provided for in the agreement compensated Mr. Gottlieb for both forgone compensation for time he worked at his prior firm and the expected significant decrease in cash compensation going forward as compared to what he would have received as an equity partner at his prior firm.  In addition, the equity award compensated Mr. Gottlieb for the lost value associated with the relinquishment of his equity partnership interest in his prior firm to join the Company. Accordingly, the Agreement provided Mr. Gottlieb with guaranteed restricted stock unit (“RSU”) awards in each of 2021, 2022 and 2023. In its business judgment, the Compensation Committee believed that this one-time Agreement was in the best interests of the Company and its shareholders and necessary and appropriate in light of, among other factors: (i) Mr. Gottlieb’s relinquishment of his equity partnership interest, and (ii) his agreeing to substantially lower cash compensation.

Mr. Gottlieb received his final RSU award pursuant to his Agreement in 2023 and is not entitled to any further guaranteed compensation.

We appreciate your time and consideration on this matter and ask you to vote for “FOR” Item 2 – Non-Binding Vote to Approve the Compensation of our Named Executive Officers. Our Proxy Statement, this supplemental proxy material and our 2022 Annual Report are available at https://ir.varonis.com/financials/annual-reports/default.aspx.